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                                                                   Exhibit 99.10

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Financial Statements" in Post-Effective Amendment No. 18 to the Registration Statement (Form N-4 No. 33-51126) and Amendment No. 19 to the Registration Statement (Form N-4 No. 811-07132) and related Prospectuses of Separate Account II of National Integrity Life Insurance Company and to the use of our reports (a) dated April 16, 2004, with respect to the statutory basis financial statements of National Integrity Life Insurance Company, and (b) dated April 16, 2004 with respect to the financial statements of Separate Account II of National Integrity Life Insurance Company, both included in the Registration Statement (Form N-4) filed with the Securities and Exchange Commission.


/s/ Ernst & Young, LLP
Cincinnati, Ohio
April 28, 2004